SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2003

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-27086	57-0669498
(Commission File Number)	(I.R.S. Employer Identification No.)

1524 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Item 5. Other Events

As previously disclosed, on October 17, 2003, The Thaxton Group, Inc. (the “Company”) and it subsidiaries (collectively, the “Group”) filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware.

The Group filed numerous first day motions which have been addressed by the Court. In addition, various other motions have been filed. A complete listing of all motions filed may be accessed through the United States Bankruptcy Court for the District of Delaware pacer system (https://ecf.deb.uscourts.gov), using case number 03-13183.

The Group remains in possession of its assets and properties and continues to operate its businesses as a “debtor-in-possession” pursuant to Section 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed. An official unsecured creditors committee has been formed and its members are: William Picklesimer, Laverne McKenzie, Voyager Life Insurance Company, The Bank of New York, David Allen Osteen, Sr., Garry D. Smith, and Claudine Lowrance Pate. It is the Company’s understanding that five members of the unsecured creditors committee are holders of the Company’s unsecured subordinated notes (the “Notes”). The Bank of New York is the trustee under the indenture regarding the Notes. The unsecured creditors committee has filed an application to retain Moses & Singer, LLP as its counsel.

Pursuant to the procedure prescribed in Staff Legal Bulletin No. 2, on November 5, 2003, the Company sought a no-action position from the Staff of the Securities and Exchange Commission (the “Commission”) that would permit the Company to file, under cover of a Current Report on Form 8-K, its monthly operating reports filed with the Bankruptcy Court (the “Bankruptcy Reports”), in lieu of its annual and quarterly reports under the Securities Exchange Act of 1934. The Staff has not yet responded to the request. In conformity with its request, the Company plans to file the Bankruptcy Reports in lieu of its annual and quarterly reports under the Securities Exchange Act of 1934. The first Bankruptcy Report is due to be filed with the Bankruptcy Court in December 2003 and will be filed with the Commission under cover of a Current Report on Form 8-K within 15 calendar days of such Bankruptcy Report being filed with the Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ James D. Thaxton

James D. Thaxton President

Dated: November 13, 2003

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